Exhibit 99.1

ANNUAL INFORMATION FORM

FOR THE FINANCIAL YEAR ENDED jUNE 30, 2016

DATED AS OF oCTOBER 13, 2016

Niocorp Developments ltd.

7000 South Yosemite st. Suite 115

Centennial, co 80112

TABLE OF CONTENTS

PRELIMINARY NOTES	2

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2

DOCUMENTS INCORPORATED BY REFERENCE	3

GLOSSARY OF TERMS	5

CORPORATE STRUCTURE	8

GENERAL DEVELOPMENT OF THE BUSINESS	8

BUSINESS DESCRIPTION	16

Risk Factors	19

MINERAL PROJECTS	34

DIVIDENDS	34

DESCRIPTION OF CAPITAL STRUCTURE	35

MARKET FOR SECURITIES	35

ESCROWED SECURITIES	36

DIRECTORS AND EXECUTIVE OFFICERS	36

PROMOTERS	41

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	41

TRANSFER AGENT AND REGISTRAR	42

MATERIAL CONTRACTS	42

INTERESTS OF EXPERTS	42

ADDITIONAL INFORMATION	43

PRELIMINARY NOTES

In this Annual Information Form (the “AIF”) NioCorp Developments Ltd. is referred to as the “Issuer” or “NioCorp.” All information in this AIF is current as of June 30, 2016, unless otherwise indicated.

All dollar amounts are expressed in Canadian dollars unless otherwise indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

NioCorp cautions readers regarding forward-looking statements found in this document and in any other statement made by, or on the behalf of, the Issuer. Except for statements of historical fact, certain statements constitute “forward-looking information” within the meaning of applicable Canadian securities legislation. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are necessarily based on estimates and assumptions, which are always subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond NioCorp’s control and many of which, regarding future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from results expressed in any forward-looking statements made by or on the Issuer’s behalf. Although NioCorp has tried to identify important factors that could cause actual actions, events, or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events, or results to differ from those anticipated, estimated, or intended. All factors should be considered carefully and readers should not place undue reliance on NioCorp’s forward-looking statements. Examples of such forward-looking statements within this AIF include statements relating to the following: the future price of metals and other commercial products or materials; future capital expenditures; success of exploration activities, mining, or processing issues; government regulation of mining operations; success in attracting sufficient project capital; and environmental risks, among others. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “expects,” “estimates,” “anticipates,” or variations of such words and phrases or statements that certain actions, events, or results “may,” “could,” or “might” occur. Forward-looking statements are made based on management’s beliefs, estimates, and opinions and are given only as of the date of this AIF. The Issuer undertakes no obligation to update forward-looking information if these beliefs, estimates, and opinions or other circumstances should change, except as may be required by applicable law.

Forward-looking statements reflect NioCorp’s current views with respect to expectations, beliefs, assumptions, estimates, and forecasts about the Issuer’s business and the industry and markets in which the Issuer operates or expects to operate. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Assumptions underlying the Issuer’s expectations regarding forward-looking statements or information contained in this AIF include, among others: the Issuer’s ability to comply with applicable governmental regulations and standards; the Issuer’s success in implementing its strategies; achieving the Issuer’s business objectives; the Issuer’s ability to raise sufficient funds from equity financings and debt instruments in the future to support its operations; and general business and economic conditions. The above list of assumptions is not exhaustive.

Persons reading this AIF are cautioned that forward-looking statements are only predictions, and that the Issuer’s actual future results or performance are subject to certain risks and uncertainties. See “Risk Factors” below for further details.

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CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

The mineral estimates in this AIF have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in, and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Certain disclosures of the results of mining operations contained herein are permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this AIF and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

DOCUMENTS INCORPORATED BY REFERENCE

This AIF should be read together with the following documents, which are incorporated by reference and form part of this AIF, which is prepared in accordance with Form 51-102F2 Annual Information Form. These documents may be accessed using the System for Electronic Documents Analysis and Retrieval (“SEDAR”) on the internet at www.sedar.com.

•	Technical report dated November 3, 2014, titled “NI 43-101 Technical Report on Resources – Elk Creek Niobium Project –– Nebraska,” prepared by SRK (the “Technical Report 1”), as required under National Instrument 43-101 Standards of Disclosure for Mineral Projects, filed on SEDAR on November 6, 2014.

•	Technical report dated March 10, 2015, titled “NI 43-101 Technical Report Updated Mineral Resource Estimate – Elk Creek Niobium Project –– Nebraska,” prepared by SRK (the “Technical Report 2”), as required under National Instrument 43-101 Standards of Disclosure for Mineral Projects, filed on SEDAR on March 11, 2015.

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•	Technical report dated September 4, 2015, titled “NI 43-101 Technical Report - Updated Preliminary Economic Assessment – Elk Creek Niobium Project – Nebraska,” prepared by SRK. (the “September 2015 PEA”), as required under National Instrument 43-101 Standards of Disclosure for Mineral Projects, filed on SEDAR on September 4, 2015.

•	Technical report dated October 16, 2016, titled “Amended NI 43-101 Technical Report - Updated Preliminary Economic Assessment – Elk Creek Niobium Project - Nebraska”, prepared by SRK, (the “October 2015 PEA”), as required under National Instrument 43-101 Standards of Disclosure for Mineral Projects, filed on SEDAR on October 16, 2015.

•	Information circular of the Issuer dated January 19, 2016 in respect of the Issuer’s February 23, 2016 Annual General and Special Meeting of Shareholders (the “January Circular”) filed on SEDAR on January 28, 2016.

•	Information circular of the Issuer dated April 8, 2016 in respect of the Issuer’s May 17, 2016 Special Meeting of Shareholders (the “April Circular”) filed on SEDAR on April 19, 2016.

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GLOSSARY OF TERMS

In this AIF, unless otherwise stated, the following capitalized words and terms have the following meanings:

“$”	means Canadian dollars, unless otherwise specified.

“0896800”	means 0896800 B.C. Ltd.

“2014 Special Warrants”	has the meaning ascribed thereto on page 13.

“2015 Special Warrants”	has the meaning ascribed thereto on page 13.

“Affiliate”	means a Company that is affiliated with another Company as described below.

A Company is an “Affiliate” of another Company if:

	(a)	one of them is the subsidiary of the other, or

	(b)	each of them is controlled by the same Person.

A Company is “controlled” by a Person if:

	(a)	Voting Shares of the Issuer are held, other than by way of security only, by or for the benefit of that Person, and

	(b)	the Voting Shares, if voted, entitle the Person to elect a majority of the directors of the Issuer.

A Person beneficially owns securities that are beneficially owned by:

	(a)	a Company controlled by that Person, or

	(b)	an Affiliate of that Person or an Affiliate of any Company controlled by that Person.

“Associate”	when used to indicate a relationship with a Person, means:

	(a)	an issuer of which the Person beneficially owns or controls, directly or indirectly, voting securities entitling him or her to more than 10% of the voting rights attached to outstanding securities of the issuer,

	(b)	any partner of the Person,

	(c)	any trust or estate in which the Person has a substantial beneficial interest or in respect of which a Person serves as trustee or in a similar capacity,

	(d)	in the case of a Person, who is an individual:

(i) that Person’s spouse or child, or

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(ii) any relative of the Person or of his spouse who has the same residence as that Person;

but

(e) where the Exchange determines that two Persons shall, or shall not, be deemed to be associates with respect to a Member firm, Member corporation or holding Company of a Member corporation, then such determination shall be determinative of their relationships in the application of Rule D.1.00 of the TSX Venture Exchange Rule Book and Policies with respect to that Member firm, Member corporation, or holding Company.

“BCBCA”	means the Business Corporations Act (British Columbia), as amended from time to time and including any regulations promulgated thereunder.

“CBMM”	has the meaning given to it on page 25.

“CMC”	has the meaning given to it on page 16.

“CMC Agreement”	has the meaning given to it on page 16.

“Common Share”	means a common share without par value in the capital of NioCorp.

“Company”	unless specifically indicated otherwise, means a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual.

“ECRC”	means Elk Creek Resources Corp., a private Nebraska corporation.

“Elk Creek Leases”	has the meaning given to it on page 16.

“Elk Creek Property” or “Elk Creek Project” or “Project” or “Property”	means NioCorp’s Elk Creek Carbonatite property, located in south-east Nebraska, USA.

“Elk Creek Resources Corp.” or “ECRC”	means NioCorp’s wholly owned subsidiary Elk Creek Resources Corporation, which is incorporated as a Nebraska, USA corporation.

“Exchange” or “TSX”	means the Toronto Stock Exchange.

“Feasibility Study”	means a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

“Ferroniobium”	means an iron-Niobium alloy, with a Niobium content of 60-70%.

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“Lind Agreement”	NioCorp’s definitive convertible security funding agreement with an entity managed by The Lind Partners, a New York based asset management firm.

“Member”	has the meaning given to it in Exchange Rule A.1.00.

“Molycorp”	means Molycorp, Inc., which conducted historical exploration work on the Elk Creek Property.

“MRCC”	means Mackie Research Capital Corporation.

“NI 43-101”	means the National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“Nb” or “Niobium”	means the alloying agent Niobium, primarily used in the production of High Strength Low Alloy (HSLA) grade steel.

“NioCorp” or “we” or the “Issuer”	means NioCorp Developments Ltd.

“Northeast”	means Northeast Minerals Pty. Ltd., a private Australian company.

“October 2015 PEA”	means an amended, updated preliminary assessment for the Elk Creek Project filed October 16, 2015 on SEDAR.

“Person”	means a Company or individual.

“Sc” or “Scandium”	means the element Scandium, which is used in aerospace industry components, in applications that call for high strength, low weight metals, and in Solid Oxide Fuel Cells.

“SEC”	Means the United States Securities Exchange Commission.

“SRK”	means SRK Consulting (U.S.), Inc.

“Stock Option Plan”	means NioCorp’s stock option plan, which is a “10% Rolling Plan” within the meaning of Exchange policies.

“Ti” or “Titanium”	means the element Titanium, which in its oxide form is a common pigment used in paper, paint and plastic. In its metallic form, Titanium is used in aerospace applications, armor, chemical processing applications, marine hardware applications, medical implants, power generation, sporting goods, and other applications.

“US$”	means United States dollars.

“Voting Shares”	means a security of an issuer that:

(a) is not a debt security, and

(b) carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

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CORPORATE STRUCTURE

Name, Address, and Incorporation

NioCorp was incorporated under the laws of the Province of British Columbia under the BCBCA on February 27, 1987 under the name “IPC International Prospector Corp.” On May 22, 1991, it changed its name to “Kingston Resources Ltd.”; on June 29, 2001, it changed its name to “Butler Developments Corp.”; on February 12, 2009, it changed its name to “Butler Resource Corp.”; on March 4, 2010, it changed its name to “Quantum Rare Earth Developments Corp.”; and on March 4, 2013, it changed its name to “NioCorp Developments Ltd.”

NioCorp is a reporting issuer in British Columbia, Alberta, Saskatchewan, Ontario, and New Brunswick.

The Issuer’s registered and records office is located at Robson Court, 1000-840 Howe Street, Vancouver, British Columbia V6Z 2M1 (ATTN: Miller Thomson LLP). The Issuer’s head office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112.

Inter-corporate Relationships

The following depicts the material inter-corporate relationships of NioCorp:

0896800 was incorporated in British Columbia under the BCBCA. ECRC was incorporated as a Nebraska corporation.

GENERAL DEVELOPMENT OF THE BUSINESS

On March 9, 2015, the Common Shares of the Issuer commenced trading on the TSX and were delisted from the TSX Venture Exchange.

Over the past three years, the business of NioCorp has focused on the financing, exploration, and development of the Elk Creek Property in southern Nebraska.

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Three Year History of Development of Material Property

Elk Creek Project

NioCorp has undertaken a number of exploration programs at the Elk Creek Property over the past three years. The Elk Creek Project is a Niobium-bearing carbonatite deposit located in Johnson County, in southeast Nebraska. In addition to Niobium, other elements of economic significance include Titanium and Scandium. The Property is located within USGS Tecumseh Quadrangle Nebraska SE (7.5 minute series) mapsheet in Sections 1-6, 9-11; Township 3N; Range 11 and Sections 19-23, 25-36; Township 4N, Range 11, at approximately 40°16’ north and 96°11’ west in the State of Nebraska, in central USA. The Property is approximately 75 km southeast of Lincoln, Nebraska, the state capital of Nebraska.

The exploration programs were primarily designed to convert Inferred Resources to Measured and Indicated Resources on the Elk Creek Property, as well as to provide material for metallurgical testing and design data for a mining mineral processing operation. These programs can be summarized as follows:

During 2014, following a complete review of historical work on the Elk Creek Project by SRK, and as a result of an extensive review process involving the Issuer’s key advisors, SRK and Dahrouge Geological Consulting Ltd. of Edmonton, Alberta, the Issuer announced a three phase, 12,000-meter drill program centered on the Elk Creek Project. NioCorp selected West-Core Drilling LLC of Elko, NV to commence drilling operations at the Elk Creek Project in May 2014. Additional drilling at the Property was completed by Envirotech Drilling LLC of Winnemucca, NV and IDEA Drilling LLC of Virginia, Minnesota. A total of 18 holes and 15,482 meters of drilling was completed during the year. Concurrent with drilling activities, SGS Canada Inc., of Mississauga, Ontario, and Hazen Research Inc., of Golden, Colorado, were contracted to perform metallurgical processing studies on material from the Elk Creek Project, with the goal of firmly defining the mineralogical characteristics of the deposit, as well as to establish a detailed mineral processing flow sheet. Results of the first phase of drilling at the Elk Creek Project, including more than 5,000 meters of drilling, were used to produce an updated NI 43-101 resource report dated September 9, 2014, authored by SRK (Technical Report 1), providing an indicated resource of over 28 million tonnes grading 0.63% Nb2O5, containing approximately 177 million kilograms (“kgs”) of Nb2O5, and an inferred resource of over 132 million tonnes grading 0.55% Nb2O5, containing over 733 million kgs of Nb2O5, calculated using a cut-off grade of 0.3% Nb2O5. The second and third phases of the drill program were completed in late 2014, and these results were used to produce an updated NI 43-101 resource report dated February 20, 2015, authored by SRK (Technical Report 2). The updated Mineral Resource Statement for the Elk Creek Project is summarized in the table below.

Elk Creek Project - SRK Mineral Resource Statement Effective Date April 28, 2015
Classification	Cutoff (Nb2O5%)	Tonnage (‘000 Tonnes)	Grade (Nb2O5%)	Contained Nb2O5 ('000 kg)	Grade (TiO2%)	Contained TiO2 ('000 kg)	Grade (Sc g/t)	Contained Sc ('000 kg)
INDICATED	0.3	80,500	0.71	572,000	2.68	2,160,000	72	5,800
INFERRED	0.3	99,600	0.56	558,000	2.31	2,300,000	63	6,300

NOTES:

1 Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. All figures are rounded to reflect the relative accuracy of the estimate and have been used to derive sub-totals, totals, and weighted averages. Such calculations inherently involve a degree of rounding and consequently introduce a margin of error. Where these occur, SRK does not consider them to be material. All composites have been capped where appropriate. The Project is wholly owned by and exploration is operated by the Issuer.

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2 The reporting standard adopted for the reporting of the MRE uses the terminology, definitions, and guidelines given in the Canadian Institute of Mining, Metallurgy, and Petroleum (CIM) Standards on Mineral Resources and Mineral Reserves (December 2005) as required by NI 43-101.

3 SRK assumes the Elk Creek Property to be amenable to a variety of underground mining methods. Using results from initial metallurgical test work, suitable underground mining, and processing costs, and forecast Niobium price SRK has reported the Mineral Resource at a cut-off of 0.3 % Nb2O5.

4 SRK completed a site inspection of the deposit by Mr. Martin Pittuck, MSc., C.Eng, MIMMM, an appropriate “independent qualified person” as this term is defined in NI 43-101.

Cautionary Note to US Investors: The terms Indicated Resource and Inferred Resource as described in the table above are as defined in Canadian National Instrument 43-101. These terms are not defined under SEC Industry Guide 7 and are not recognized by the SEC. These estimated mineral resources are not SEC Industry Guide 7 proven and probable reserves. See “Cautionary Note to US Investors Regarding Mineral Reserve and Resource Estimates” above.

Concurrent with the drilling activities, metallurgical studies and preliminary steps such as baseline environmental work were completed that will be necessary for eventual permitting requirements.

The drilling program also provided important information on the hydrology, metallurgy, geochemistry, and geotechnical properties of the Elk Creek Project. This data was used to advance the design of an underground mine and metallurgical plant for the Elk Creek Project in order to produce Niobium, Titanium, and Scandium products. The drilling has also established that the deposit remains open at depth, as well as to the northwest and southeast.

Additional technical work was completed in the first half of calendar year 2015. Commencing in March 2015, three additional drill holes were completed at the Elk Creek Project site in order to collect additional hydrogeologic data in the resource area and to facilitate an injection test to measure the properties of the carbonatite aquifer. The drilling was completed in May 2015 and the injection test was completed in June 2015. The data from the drilling and the injection test will provide a refined estimate of the prospective amount of water that would flow into an underground mine, if one were to be established at the Elk Creek Project site.

In June and July 2015, diamond drill holes were completed at the prospective locations of the mine shaft and ventilation shaft. These holes provided geotechnical data that will support the design and cost estimates for the mine shaft and ventilation shaft. Field operations for 2015 were completed at the end of July 2015.

On August 4, 2015, the Issuer announced that during bench and pilot testing of the metallurgical flowsheet for the proposed plant, it was determined that recoveries could be significantly increased by eliminating the flotation step and processing the resource directly through a hydrometallurgical process. Subsequently, on September 4, 2015, the Issuer filed in Canada a second Preliminary Economic Assessment regarding the Elk Creek Project.

On September 17, 2015, the Issuer announced the production of Ferroniobium using feed material from the Elk Creek Project that meets specifications for commercial sale. The Ferroniobium was produced during pyrometallurgical testing conducted at Kingston Process Metallurgy Inc. in Kingston, Ontario.

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On October 16, 2015, the Issuer announced that, as a result of a review by the British Columbia Securities Commission, it had filed an amendment to its second Preliminary Economic Assessment, filed in Canada on September 4, 2015, for the Elk Creek Project. The October 2015 PEA retains the technical and economic results previously disclosed by NioCorp in its August 4, 2015 and September 4, 2015 news releases, and includes additional guidance and cautionary language required by NI 43-101 regarding uncertainty in realizing the results of the October 2015 PEA.

Highlights of the October 2015 PEA included:

•	Pre-tax NPV of US$3.07 billion with an IRR of 31.77%.

•	After-tax NPV of US$2.30 billion with an IRR of 27.6%.

•	Average pre-tax cash flow of US$438 million annually.

•	Annualized production rate of 7,450 tonnes of Ferroniobium for full production years.

•	Annualized production rate of 97 tonnes of Scandium Trioxide for full production years.

•	Annual production of 23,960 tonnes of Titanium dioxide (TiO2) for full production years.

•	An upfront capital cost of approximately US$979 million, which includes US$177 million for the development of an underground mine, US$579 million for mineral processing, metallurgical and infrastructure costs; US$56.6 million for owners’ costs and land acquisition, and US$165.7 million in contingency.

The October 2015 PEA was based on processing 2,700 tonnes of mineralized material per day to produce an average of 7,500 t/y of Ferroniobium (rounded) over a 32-year operating life with the following mine plan resource classifications and estimates:

Mine Plan Resource Classification (1)

Category	Tonnes (kt)	Nb2O5 (%)	TiO2 (%)	Sc (ppm)
Measured	-	-	-	-
Indicated	31,086	0.80	2.84	73
Measured + Indicated	31,086	0.80	2.84	73
Inferred	-	-	-	-

Source: SRK, 2015
(1) Includes Measured and Indicated material reported using an NSR cost of goods of US$180/t.

The resource supporting this production rate is discussed below. The October 2015 PEA was completed by SRK of Lakewood, Colorado and Roche Ltd. of Quebec City, Quebec.

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In addition to the underground mine, facilities described in the October 2015 PEA will include a crushing and grinding operation. The ground material will be fed to a hydrometallurgical operation that will produce a Niobium precipitate, a Scandium Trioxide co-product as well as a Titanium Dioxide by-product. A final pyrometallurgical step will convert the Niobium precipitate to Ferroniobium using an aluminothermic reduction process. In order to support these processing steps, a number of ancillary facilities would be constructed, including stockpile areas, water pumping and treatment facilities, reagent and fuel storage areas, warehousing, utility installations, rail infrastructure, office space, and a tailings impoundment. The underground mine would be accessed by a shaft and mined using longhole stoping methods supported by a mine backfill plant located on surface.

Following release of the October 2015 PEA, and through the end of the Issuer’s fiscal year, the Issuer conducted a number of additional initiatives to further develop the Property:

•	Advanced the Elk Creek Project permitting and completed work with the US Army Corps of Engineers (“ACOE”) on a jurisdictional delineation of the Project area. The Issuer also advanced environmental data collection in the Project area and worked with Johnson and Pawnee Counties on zoning and infrastructure matters related to the development of the mine and the associated surface facilities.

•	Continued to make progress with respect to completing a Feasibility Study for its Elk Creek Project, which included bench and pilot scale metallurgical testing to provide data for the Feasibility Study plant design, ongoing permitting activities with the ACOE, the state of Nebraska, and Johnson County, Nebraska, and advanced hydrogeologic modelling of the regional aquifer associated with the Mineral Resource. As of the date of writing, a Jurisdictional Delineation for the Elk Creek Project has been issued by the ACOE, and the Issuer has commenced work on obtaining an individual permit from the ACOE for the Project.

•	Conducted its 2016 Annual General and Special Meeting on February 23, 2016. In addition to approving the re-election of all Board members standing for re-election, shareholders also elected Anna Castner Wightman, to the Board. Ms. Wightman is a sixth generation Nebraskan who currently serves as Vice President of Government Relations for First National Bank in Omaha, Nebraska. Please refer to the January Circular, available under the Issuer’s profile at www.sedar.com, for more details.

•	Conducted another in a series of Town Hall meetings with residents of Eastern Nebraska to discuss its Elk Creek Project. A capacity crowd of nearly 400 residents attended, with strong and vocal support expressed for the Project by many residents.

•	Completed four additional land agreements with landowners in the Elk Creek area, bringing the total acreage subject to the Issuer’s option to purchase for mineral and/or surface rights to 3,963 acres.

•	Retained additional engineering and geologic staff to support the completion of a Feasibility Study, and boosted its local business presence in southeast Nebraska by expanding the operational hours of its Tecumseh, Nebraska office.

Regarding other exploration properties, the Issuer held an option to acquire a 100% interest in certain claim units located in the Kenora Mining Division, Ontario, referred to as the Tait Lake property, and had previously written the exploration asset down to $nil. In April 2015, the Issuer sold the Tait Lake option for a cash payment of $10,000. In addition, the Issuer, through its wholly-owned subsidiary, Northeast, held exploration rights for the Jungle Well and Laverton projects in Australia (the “Exploration Rights”). On July 2, 2015, the Issuer entered into an agreement to sell its investment in Northeast to a third party. Assets of Northeast included the Explorations Rights, with a nil book value, and 3,750,000 shares of Victory Mines Limited (“Victory”), an Australian public entity. The book value of the Victory shares was written down to one dollar at June 30, 2015 to reflect the estimated market value. No other gain or loss was incurred related to the sale of Northeast.

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Three Year History of Material Financing Activities

On December 24, 2013, NioCorp closed its brokered private placement financing of 11,023,612 Common Shares at a price of US$0.15 per Common Share, announced on September 23, 2013, for gross proceeds of US$1,653,542. Proceeds of the placement were used to advance the Elk Creek Property and for general working capital.

On March 20, 2014, NioCorp closed its private placement of 18,860,668 Common Shares at a price of $0.20 per Common Share for gross proceeds of $3,772,133. Proceeds of the placement were used to advance the Elk Creek Property and for general working capital.

On November 10, 2014, the Issuer closed a partially brokered and partially non-brokered private placement of 19,245,813 special warrants (“2014 Special Warrants”) at an issue price of $0.55 per 2014 Special Warrant to raise aggregate gross proceeds of $10,585,197 (the “2014 Offering”). The brokered portion of the 2014 Offering was completed using MRCC, and each 2014 Special Warrant was exchangeable for no additional consideration into one unit of the Issuer (a “2014 Unit”). Each 2014 Unit consisted of one Common Share and one Common Share purchase warrant (a “2014 Warrant”). Each 2014 Warrant entitles the holder to acquire one Common Share at a price of $0.65 until November 10, 2016. MRCC received $112,917.59 and 205,304 options to acquire 2014 Units in consideration of its services in connection with the 2014 Offering. On January 15, 2015 the Issuer announced it had filed and obtained a receipt from the British Columbia Securities Commission for a final short form prospectus dated January 14, 2015. The receipt also evidences that the Ontario Securities Commission has received the filing, as well as regulators in Alberta and New Brunswick under the Multilateral Instrument 11-102 Passport System. That prospectus qualified the distribution of 19,245,813 2014 Units underlying the 2014 Special Warrants pursuant to the terms thereof, which were deemed to be issued on January 19, 2015. Proceeds of the 2014 Special Warrant private placement were be used to advance the Elk Creek Property and for general working capital.

On February 27, 2015 the Issuer announced that it had closed a bought deal private placement offering with MRCC consisting of 2,914,000 special warrants ("2015 Special Warrants"), including the exercise of 15% over-allotment option in full, at an issue price of $0.75 per 2015 Special Warrant for aggregate gross proceeds of $2,185,500 (the "2015 Offering"). Each 2015 Special Warrant was exchangeable for no additional consideration into one unit of the Issuer (a “2015 Unit”). Each 2015 Unit consisted of one Common Share and one Common Share purchase warrant (a “2015 Warrant”). Each 2015 Warrant entitles the holder to acquire one Common Share at a price of $1.00 until February 27, 2017.

In consideration for its services in connection with the 2015 Offering, MRCC received a cash commission equal to 6.5% of the gross proceeds from the 2015 Offering, excluding proceeds received from purchasers introduced to MRCC by the Issuer (“President’s List Purchasers”) and non-transferable Compensation Options (“Compensation Options”) equal to 6.5% of the 2015 Special Warrants issued pursuant to the 2015 Offering (less any amount sold to President’s List Purchasers). Each Compensation Option entitles MRCC to purchase one Common Share at a price of $0.85 for a period of 24 months from the closing date of the 2015 Offering. On March 26, 2015, the Issuer announced it had filed and obtained a receipt from the securities regulators in British Columbia, Ontario, Alberta, and Saskatchewan for a final short form prospectus dated March 23, 2015. That prospectus qualified the distribution of 2,914,000 2015 Units issuable pursuant to the terms thereof, which were deemed to be exercised on Monday, March 30, 2015.

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On March 5, 2015, the Issuer announced that it obtained in-principle eligibility approval for a loan guarantee to be provided by the Federal Republic of Germany which will support the Issuer’s debt financing strategy. This approval, which is the first of four approvals, is based on the signed offtake agreement with ThyssenKrupp discussed below under “Three Year History of Material Corporate Agreements,” and demonstrates that the Elk Creek Project will contribute in securing strategic raw materials supplies for Germany and that the supply of Ferroniobium is in the economic interest of Germany. In addition, NioCorp appointed Northcott Capital Limited as its financial advisor with respect to project debt financing for the development of the Elk Creek Project.

On June 17, 2015, the Issuer entered into a one-year loan in the amount of US$1.5 million with Mark Smith, Chief Executive Officer and Executive Chairman of NioCorp. Additionally, on July 1, 2015, the Issuer entered into a non-revolving credit facility agreement in the amount of US$2.0 million with Mr. Smith, and drew down US$0.5 million. Both arrangements bear an interest rate of 10%, are secured by the Issuer’s assets pursuant to a general security agreement, are subject to both a 2.5% establishment fee and 2.5% prepayment fee, and become due and payable on June 17, 2016. On January 13, 2016, the Issuer repaid US$1.1 million of the outstanding Smith Loans, representing 100% of amounts drawn down under the credit facility, plus US$0.5 million of the amount due under the one-year loan. Effective June 16 2016, the Issuer and Mr. Smith agreed to extend the due date for the remaining loan amount of US$1.0 million until June 16, 2017.

On October 22, 2015, the Issuer announced the closing of a non-brokered private placement of unsecured convertible promissory notes (the “Notes”), for gross proceeds $1.1 million (US$800,000). The Notes will bear interest at a rate of 8%, payable annually in arrears, are non-transferable and have a term of three years from the date of issue. Principal under the Notes is convertible by lenders into, and payable by the Issuer in, common shares of the Issuer at a conversion price of $0.97 per common share, calculated on conversion or repayment using the then-current Bank of Canada noon exchange rate. Accrued but unpaid interest on the Notes will be convertible by lender into, and payable by the Issuer in, Common Shares at a price per Common Share equal to the most recent closing price of the Common Shares prior to the delivery to the Issuer of a request to convert interest, or the annual due date of interest, as applicable, calculated using the then-current Bank of Canada noon exchange rate

On December 2, 2015 the Issuer drew down an additional $133,600 (US$100,000) from the non-revolving credit facility agreement with Mark Smith. As of December 31, 2015, borrowings from Mr. Smith totaled $2.9 million (US$2.1 million) (the “Smith Loan”).

On December 14, 2015, the Issuer executed a definitive convertible security funding agreement (the "Lind Agreement") with Lind Asset Management IV, LLC (“Lind”). Through December 31, 2015, an initial US$4.0 million was funded pursuant to the issuance of an initial convertible security (“Convertible Security”), with an additional US$0.5 million received as of January 19, 2016. The Convertible Security has a term of two years from its date of issuance, and interest on the Convertible Security is prepaid and added to its principal amount; accordingly, the initial face value of the Convertible Security is US$5.4 million, and the yield of the Convertible Security (if held, unconverted, to maturity) will be 10% per annum, or US$0.9 million. Pursuant to the Lind Agreement the Issuer also issued Lind 3,125,000 transferable Common Share purchase warrants (the “Lind Warrants”). Each Lind Warrant will entitle the holder to purchase one additional Common Share at a price of $0.72 on or before December 22, 2018. Through June 30, 2016, Lind converted US$550,000 of Convertible Security into Common Shares of the Issuer.

Lind can increase the funding under the Convertible Security by an additional US$1.0 million during its two-year term. Further, provided certain conditions are met, the Issuer will have the right to call an additional US$1.0 million under the Lind Agreement. Please refer to the Issuer’s news releases of December 15, 2015, December 23, 2015, December 30, 2015, January 20, 2016, and the Lind Agreement (available under the Issuer’s profile at www.sedar.com) for further details.

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On January 19, 2016, the Issuer announced the closing of a non-brokered private placement of 9,074,835 January Units of the Issuer at a price of $0.57 per January Unit, which raised gross proceeds of $5.24 million. Each “January Unit” consists of one Common Share of the Issuer and one transferable Common Share purchase warrant (a “January Warrant”). Each January Warrant is exercisable to acquire one additional Common Share for a period of 3 years at a price of $0.75 per Common Share.

On June 17, 2016, we completed a warrant exercise program resulting in gross proceeds of $4.8 million. A total of approximately 7.4 million 2014 Warrants were exercised. Each holder who exercised one 2014 Warrant during the program received 1.11029 Common Shares, representing one Common Share and 0.11029 of a Common Share, as the incentive portion. The program had been previously approved by our shareholders on May 17, 2016 – please refer to the April Circular, available under the Issuer’s profile at www.sedar.com, for further details.

Three Year History of Material Corporate Agreements

 On November 10, 2014 the Issuer entered into an offtake agreement (the “Offtake Agreement”) with ThyssenKrupp Metallurgical Products GmbH (“ThyssenKrupp”) whereby ThyssenKrupp will purchase, at market rates, approximately 3,750 metric tons per year, or fifty percent (50%), of the Issuer’s current planned annual Ferroniobium production from the Elk Creek Project for an initial ten-year term, with an option to extend beyond that timeframe. The Offtake Agreement presupposes the Issuer obtaining project financing, obtaining all necessary approvals, and constructing a mine and associated production plant at the Elk Creek Project. ThyssenKrupp is based in Essen, Germany, and is part of the Business Area Materials Services, a global materials distributor and service provider with 500 branches in 44 countries. The Issuer appointed ThyssenKrupp as its exclusive sales agent of its production in Europe, with a stated amount to be sold in Germany. Pursuant to the Offtake Agreement, the Issuer granted ThyssenKrupp a non-transferable warrant to acquire 8,569,000 Common Shares of the Issuer at an exercise price of $0.67 per Common Share, which expired on December 12, 2015. During the six months ended December 31, 2015, 1,500,500 of these warrants were exercised, with the remainder expiring unexercised.

On June 15, 2016, we announced that we had entered into a commercial sales agreement (“CMC Agreement”) with CMC Cometals, a division of Commercial Metals Company (“CMC”) of Fort Lee, New Jersey, under which CMC expects to purchase up to a maximum of 1,875 tonnes per year, or roughly twenty-five (25%), of our potential annual Ferroniobium production from our Elk Creek Project. Under the CMC Agreement, CMC will purchase this amount of Ferroniobium under a market-based pricing structure and for an initial 10-year term, with an option to extend beyond that period upon mutual agreement of the parties. The CMC Agreement presupposes the Issuer obtaining project financing, obtaining all necessary approvals, and constructing a mine and associated production plant at the Elk Creek Project.

The Issuer’s material mineral property is the Elk Creek Property. NioCorp’s interest in the Elk Creek Project is held pursuant to exploration lease and option agreements between the Issuer’s subsidiary, ECRC, and individual Nebraskan landowners (the “Elk Creek Leases”). The Elk Creek Leases held by ECRC comprise a series of agreements with individual property owners in the form of a five-year pre-paid lease on the underlying mineral and/or surface rights. The Elk Creek Leases contain a pre-determined buyout figure for permanent ownership of the mineral rights, and in certain instances, include an option to acquire surface rights. The option to exercise the purchase option lies entirely with the Issuer. All Elk Creek Leases that cover the Mineral Resource associated with the Project were renegotiated during the fiscal year ended June 30, 2015, on substantially identical terms, for a period of five years. However, only two of the Elk Creek Leases are leases upon which the business is substantially reliant.

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Changes the Issuer expects will occur during its current financial year

As our primary business strategy is to advance our Elk Creek Project to commercial production, we are focused on completing a Feasibility Study for the Elk Creek Project in our current financial year and to begin development. Subject to delivering a positive Feasibility Study for the Elk Creek Project, we intend launch an effort to secure the project financing in the current financial year necessary to launch construction of Elk Creek Project.

Significant Acquisitions

NioCorp made no significant acquisitions or dispositions during the financial year ended June 30, 2016 for which disclosure is required under Part 8 of National Instrument 51-102 Continuous Disclosure Obligations.

BUSINESS DESCRIPTION

General

NioCorp is a mineral exploration/development company engaged in the acquisition, exploration, and development of mineral properties. We are in the exploration/development stage as our properties have not yet reached commercial production and none of our properties is beyond the exploration stage at this time. All work presently planned by us is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. In addition, we have also conducted permitting, land reclamation, and other related activities at and for the Elk Creek Project.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on completing a Feasibility Study for the Elk Creek Project and to begin development of the Project. We expect the Project to produce three superalloy materials: Niobium, Scandium, and Titanium.

•	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in High Strength, Low Alloy (“HSLA”) steel, a stronger steel used in automotive, bridges, structural systems, buildings, pipelines, and other applications that which generally enables those applications to be stronger and lighter in mass. This “light-weighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.

•	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.

•	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

For additional information about the Elk Creek Property, please refer to the October 2015 PEA, available on SEDAR.

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Specialized Skill and Knowledge

The Issuer’s ability to continue to progress the Elk Creek Project will rely on its ability to attract and retain individuals with (among other) financial, administrative, engineering, geological, and mining skills and knowledge. Much of the necessary specialized skills and knowledge required by the Issuer as a mineral exploration/development company are available from the Issuer’s management team and Board of Directors. The Issuer retains outside consultants if additional specialized skills and knowledge are required.

Competitive Conditions

NioCorp competes against other companies to identify suitable mining properties and enter into agreements to obtain return on its investment. NioCorp also competes with other companies in the junior resource market for investment capital. Competition in the mineral and development business is intense, and there is a high degree of competition for desirable mineral leases, suitable prospects for drilling operations and necessary mining equipment, as well as for access to funds and expertise. The Issuer is competing with many other exploration and development companies possessing greater financial resources and technical facilities than those currently held by the Issuer.

Cycles

The mining business is subject to mineral price cycles. The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles. At the present time, the weak demand for minerals in many countries are suppressing commodity prices, but it is difficult to assess how long such trend may continue. Fluctuations in supply and demand in various regions throughout the world are common.

The following table sets forth commodity prices for the last five years for the products the Issuer anticipates extracting from its Elk Creek Project: Ferroniobium, Scandium trioxide and Titanium dioxide.

Year	Ferroniobium US Import Price (US$/kg-Nb)(1)	Scandium Trioxide US Price (US$/kg)(2)	Titanium Dioxide US Price (US$/kg)(3)
2015	$42.00	$5,100	$0.84
2014	$42.00	$5,400	$0.95
2013	$43.42	$5,000	$1.25
2012	$43.66	$4,700	$2.20
2011	$41.83	$4,700	$1.35

Source: USGS Mineral Commodity Summary, 2016

1Unit value is mass-weighted average U.S. import value of Ferroniobium assuming 65% Niobium content

2Scandium Trioxide, 99.99% purity, 5-kilogram lot size

3Rutile mineral concentrate, bulk, minimum 95% TiO2, f.o.b. Australia

As NioCorp’s mining and exploration business is in the exploration/development stage, and NioCorp has not yet generated any revenue from the operation of the Elk Creek Project, it is not currently significantly affected by changes in commodity demand and prices, except to the extent that same impact the availability of capital for mineral exploration and development projects. As it does not carry on production activities, NioCorp’s ability to fund ongoing exploration is affected by the availability of financing which is, in turn, affected by the strength of the economy and other general economic factors.

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Economic Dependence

Other than the Elk Creek Leases, Offtake Agreement and CMC Agreement, NioCorp’s business is not substantially dependent on any contract such as a contract to sell the major part of its product or services or to purchase the major part of its requirements for goods, services or its raw materials, or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

Changes to Contracts

NioCorp does not anticipate that it will be affected in the current financial year by renegotiation or termination of contracts that could materially affect the Issuer’s business plan.

Foreign Operations

The Issuer’s primary property, the Elk Creek Property, is in Nebraska, USA. Development of the Elk Creek Property may be impacted by political and legislative changes in Nebraska and the USA.

Environmental Protection

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency (EPA) and the United States Army Corps of Engineers (“ACOE”) as well as the various state and local environmental protection agencies. The regulations address many environmental issues relating to air, soil, and water contamination, and apply to many mining related activities including exploration, mine construction, mineral extraction, milling, water use, waste disposal, and use of toxic substances. In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals, and taxation. Many of the regulations require permits or licenses to be obtained, the absence of which and/or inability to obtain such permits or licenses will adversely affect our ability to conduct our exploration, development, and operation activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

Employees

As of June 30, 2016, and as of the date of this AIF, NioCorp had 11 employees.

Reorganization

Except as disclosed above, the Issuer has not undergone any material reorganizations in its three most recently completed financial years.

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Risk Factors

Investing in the Common Shares involves a high degree of risk. Prospective investors in a particular offering of Common Shares should carefully consider the following risks and uncertainties, as well as the other information contained in this AIF and the documents incorporated by reference herein before investing in the Common Shares. If any of the following risks actually occurs, our business, financial condition, results of operation and future prospects will likely be materially and adversely affected. In that event, the market price of the Common Shares could decline and you could lose all or part of your investment. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks Relating to Our Company

Our ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany our financial statements for the year ended June 30, 2016, disclose a going concern qualification to our ability to continue in business. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration and development stage company and we have incurred losses since our inception.

We currently have no historical recurring source of revenue and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future exploration, development, and working capital requirements or our ability to profitably execute our business plan. Our plans for the long-term return to and continuation as a going concern include financing our future operations through sales of our common stock and/or debt and the eventual profitable exploitation of our Elk Creek Project. Additionally, the current capital markets and general economic conditions in the United States are significant obstacles to raising the required funds. These factors raise substantial doubt about our ability to continue as a going concern.

We will require significant additional capital to fund our business plan.

We will be required to expend significant funds to determine if measured, indicated and inferred mineral reserves exist at our properties, to continue exploration and, if warranted, to develop our existing properties. We anticipate that we will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of our Elk Creek Project. We have spent and will be required to continue to expend significant amounts of capital for drilling, geologic and geochemical analysis, assaying, metallurgical development and feasibility studies with regard to the results of our exploration and development activities at our Elk Creek Project. We may not benefit from some of these investments if we are unable to identify commercially exploitable Mineral Reserves.

As of June 30, 2016, we had cash of US$4.4 million and working capital of US$2.3 million. The Issuer’s current planned operation needs are US$9.3 million until June 30, 2017. We currently have sufficient cash on hand to meet our planned expenditures for approximately the next four to six months (December 2016 – February 2017). We anticipate that we will need to raise of minimum of US$5 - 6 million to continue planned operations for the next twelve months. We are actively pursuing such additional sources of debt and equity financing, and while we have been successful in doing so in the past, there can be no assurance we will be able to do so in the future.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide have been adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.

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Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, or prospects. Sales of substantial amounts of securities may have a highly dilutive effect on our ownership or share structure. Sales of a large number of Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair our ability to raise capital through future sales of Common Shares. We have not yet commenced commercial production at any of our properties and, as such, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at our Elk Creek Project. We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production. This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing, or that we will not continue to incur losses.

We have a limited operating history on which to base an evaluation of our business and prospects.

Since our inception we have had no revenue from operations. We have no history of producing products from any of our properties. Our Elk Creek Project is in the exploration/development stage. Advancing our Elk Creek Project fully into the development stage will require significant capital and time, and successful commercial production from the Elk Creek Project will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient reserves to support a commercial mining operation;

•	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

•	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;

•	the availability and cost of appropriate processing and/or refining arrangements, if required;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance exploration, development, and construction activities, as warranted;

•	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;

•	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and

•	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, during mine development, construction, and start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our current or future properties, including our Elk Creek Project.

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We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception, have negative cash flow from operating activities, and expect to continue to incur losses in the future. We incurred the following losses from operations during each of the following periods (US$000):

•	$11,408 for the year ended June 30, 2016; and
•	$23,115 for the year ended June 30, 2015.

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop will frequently be subject to variation from one year to the next due to a number of factors, such as changing material grade, metallurgy, and revisions to mine plans, if any, in response to the physical shape and location of the material. In addition, costs are affected by the price of commodities such as fuel, steel, rubber, chemicals, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable or not profitable at all. A material increase in costs at any significant location could have a significant effect on our profitability.

Risks Related to Mining and Exploration

The Elk Creek Project is in the exploration/development stage. There is no assurance that we can establish the existence of any mineral reserve on the Elk Creek Project or any of our properties in commercially exploitable quantities. Unless and until we do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration and development. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any Mineral Reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

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Feasibility study results and preliminary economic assessment estimates are based on assumptions that are subject to uncertainty. A Preliminary Economic Assessment, such as our October 2015 PEA, does not have as high of a level of confidence as a pre-feasibility or feasibility study and the estimates may not reflect actual capital and operating costs and potential revenues from any potential future production.

Feasibility studies are used to determine the economic viability of a mineral deposit. Pre-feasibility studies and preliminary economics assessments are also used for this purpose but have a much higher degree of uncertainty compared to a feasibility study. Feasibility studies are the most detailed and reflect a higher level of confidence in the reported capital and operating costs. Generally accepted levels of confidence in the mining industry are plus or minus 15% for feasibility studies, plus or minus 25-30% for pre-feasibility studies and plus or minus 35-40% for preliminary economic assessments. These levels reflect the levels of confidence that exist at the time the study is completed. While these studies are based on the best information available to us for the level of study, we cannot be certain that actual costs will not significantly exceed the estimated cost. While we incorporate what we believe is an appropriate contingency factor in cost estimates to account for this uncertainty, there can be no assurance that the contingency factor is adequate.

The economic viability of a deposit based on resources and a Preliminary Economic Assessment, such as our October 2015 PEA for the Elk Creek Project, is based on many assumptions and factors that are subject to uncertainty. Resources may never be converted to reserves and the cost estimates in the Preliminary Economics Assessment may be underestimated to a material degree thereby negatively impacting the potential economic viability of the Project.

Many factors are involved in the determination of the economic viability of a deposit, including the achievement of satisfactory Mineral Reserve estimates, the level of estimated metallurgical recoveries and capital and operating cost estimates. Resource estimates are based on the results of many drill holes and the interpolation of those results between holes and such interpolations may not be an accurate representation of the actual mineralization at the Project. Estimates in preliminary economic assessments, like our October 2015 PEA for the Elk Creek Project, are particularly speculative and historically such studies have underestimated project capital and operating costs. The mine plan and processing concepts in our October 2015 PEA are preliminary in nature and may not reflect the actual mine plan or processing concepts in a feasibility study for our Elk Creek Project.

In preliminary economic assessments, process analysis is typically limited to testing of small samples or bench scale testing. There is no certainty that anticipated metallurgical recoveries from a preliminary economics assessment obtained in bench scale or pilot plant scale tests will be achieved in commercial scale operations due to difficulties in upscaling from a pilot plant to commercial scale operations, including but not limited to additional unanticipated capital costs in constructing the commercial scale operations and unforeseen losses in recovery of product in processing at the commercial scale. At the preliminary economic assessment stage, metallurgical flow sheets and recoveries are still in development and may change materially as the Project moves towards a feasibility study. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of material to be mined and processed, the configuration of the material, ground and mining conditions, expected recovery rates of product, and anticipated environmental and regulatory compliance costs. Additionally, the economic feasibility of exploiting a mineral deposit may change as the result of changing commodity and supply costs. Each of these factors involves uncertainties and as a result, we cannot give any assurance that our Elk Creek Project will be economical. If a mine is developed at our Elk Creek Project, actual capital and operating costs, production results, mine plans and processing concepts may differ materially from those anticipated in our current 2015 October PEA.

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The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

•	economically insufficient mineralized material;

•	fluctuation in production costs that make mining uneconomical;

•	labor disputes;

•	unanticipated variations in grade and other geologic problems;

•	environmental hazards;

•	water conditions;

•	difficult surface or underground conditions;

•	industrial accidents;

•	metallurgic and other processing problems;

•	mechanical and equipment performance problems;

•	failure of dams, stockpiles, wastewater transportation systems, or impoundments;

•	unusual or unexpected rock formations; and

•	personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. We currently have very limited insurance to guard against some of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

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We have no history of producing commercial products from our current mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce minerals.

We have no history of producing commercial products from our current mineral properties. We do not produce commercial products and do not currently generate operating earnings. While we seek to move our Elk Creek Project out of exploration/development and into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

•	the timing and cost, which are considerable, of the construction of mining and processing facilities;

•	the availability and costs of skilled labor and mining and processing equipment;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance construction and development activities;

•	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities; and

•	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

It is common in new mining operations to experience unexpected problems and delays during construction, development and start-up. In addition, our management and workforce will need to be expanded, and sufficient housing and other support systems for our workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

Results of metallurgical testing by us may not be favorable or as expected by us.

We have completed significant bench, mini-pilot, and pilot scale metallurgical testing on material from the Elk Creek Project, and will continue to complete necessary metallurgical testing at the bench, mini-pilot, and pilot scale as the exploration and, if warranted, development of the Elk Creek Project progresses. There can be no assurance that the results of such metallurgical testing will be favorable or will be as expected by us. Furthermore, there can be no certainty that metallurgical recoveries obtained in bench or pilot scale tests will be achieved in either subsequent testing or commercial operations. The development of a complete metallurgical process to produce a saleable final product from the Elk Creek Project is a complex and resource intensive undertaking that may result in overall schedule delays and increased project costs for us.

Price volatility could have dramatic effects on the results of operations and our ability to execute our business plan.

The price of commodities varies on a daily basis. Niobium, Scandium and Titanium are specialty metals and not commonly traded commodities such as copper, zinc, gold, or iron ore. The price of Niobium tends to be set through a limited long-term offtake market, contracted between very few suppliers and purchasers. The world’s largest supplier of Niobium, Companhia Brasileira de Metalurgia e Mineração (“CBMM”), supplies approximately 85% of the world’s Niobium. Any attempt to suppress the price of Niobium by such supplier, or an increase in production by any supplier in excess of any increased demand, would have negative consequences on the price of Niobium and, potentially, on our value. The price of Niobium may also be reduced by the discovery of new Niobium deposits, which could not only increase the overall supply of Niobium (causing downward pressure on its price), but could draw new firms into the Niobium industry that would compete with us.

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Scandium trioxide is used in solid oxide fuel cells and has the potential to become a valuable alloy with aluminum in the aerospace and automotive industries. Supply of Scandium has been sporadic in recent years, and there are no primary Scandium mines in the world at present. Production primarily occurs as a byproduct from rare earth, Titanium, and aluminum plants, primarily in Russia and China. Our management believes the Elk Creek Project would significantly increase the world’s supply of Scandium trioxide. Although the Issuer’s market studies indicate a positive outlook for demand, there is no assurance at present that the Issuer could sell all of its production. In addition, the sale of Scandium represents a significant portion of the Elk Creek Project revenue; achieving the revenue projected in the Issuer’s studies is subject to market growth in Scandium, which is a developing market with a risk of oversupply and/or undersupply disrupting pricing.

Titanium metal is used in various superalloys and other applications for aerospace applications, armor, and medical implants and in oxide form is a key component of pigments used in paper, paint, and plastics. The Elk Creek Project would produce a small quantity of Titanium dioxide relative to other North American producers. As a small producer, we would be subject to fluctuations in the price of Titanium dioxide that would result from normal variations in supply and demand for this commodity.

Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques. Estimates of any mineralized material or resource/reserve on any of our properties would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material and resources/reserves. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of material ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The Issuer’s current resource estimates have been determined based on assumed future prices, cut-off grades, and operating costs that may prove to be inaccurate. Extended declines in market prices for our products may render portions of our mineralization and resource estimates uneconomic and may result in reduced reported mineralization or may adversely affect any commercial viability determinations we may reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and on the value of our properties.

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There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our Reserve and Resource estimates are not directly comparable to those made in filings subject to the U.S. SEC reporting and disclosure requirements, as we generally report Reserves and Resources in accordance with Canadian requirements. These requirements are different from the practices used to report Reserve and Resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report Measured, Indicated, and Inferred Mineral Resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of Measured, Indicated or Inferred Mineral Resources will ever be converted into Reserves.

Further, “Inferred Mineral Resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Our disclosure of the results of our mining operations is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in-place tonnage and grade, without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, Reserves and Resources contained in this AIF, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

•	the identification of potential mineralization based on surficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. We may invest significant capital and resources in exploration activities and may abandon such investments if we are unable to identify commercially exploitable Mineral Reserves. The decision to abandon a project may have an adverse effect on the market value of our Common Shares and the ability to raise future financing.

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We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, on the Elk Creek Project, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and other matters. Companies engaged in mineral property exploration and the development or operation of mines and related facilities generally experience increased costs, as well as delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Facilities associated with the Elk Creek Project, such as the mine, surface plant, tailings facilities, stockpiles and supporting infrastructure, are likely to either temporarily or permanently impact waterbodies and wetlands that are subject to regulation by the US ACOE as Waters of the United States (“WOUS”). The Issuer expects the ACOE to require the company to obtain an Individual Permit for the Elk Creek Project on this basis, which will in turn require the ACOE to conduct an environmental analysis of the Elk Creek Project. The environmental analysis may be in the form of an Environmental Assessment (“EA”) or a lengthier Environmental Impact Statement (“EIS”). The duration of this permitting exercise is dictated by the ACOE, and could results in several years of additional permitting work before facilities that would impact WOUS could be constructed. We may experience delays or additional costs in relation to obtaining the necessary permit and these delays and additional costs could negatively affect the economics of the Elk Creek Project and our results of operations.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations, and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations that affect our operations and costs of conducting our business.

Our current and future operations, including exploration and, if warranted, development of the Elk Creek Project, are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;

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•	laws and regulations related to exports, taxes, and fees;

•	labor standards and regulations related to occupational health and mine safety; and

•	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, water use, and environmental protection.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration. The Elk Creek Project is located in Nebraska, and Nebraska does not have clearly defined regulations with respect to permitting mines which could potentially impact the total time to market for the Project.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations, and future changes in these laws and regulations, may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance, and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

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Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance. Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents;

•	treat ground and surface water to drinking water standards; and

•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional properties, if any, or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other companies that produce our planned commercial products for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.

Difficulties in handling the disposal of mine water and waste water at our Elk Creek Project could negatively affect our potential production and economics at the Project.

The Issuer has conducted three investigations into the hydrogeology of the Elk Creek Project carbonatite, which is the geologic formation which hosts the mineralized material that would be extracted by the Issuer’s mining operations of the Elk Creek Project. The Issuer expects to encounter significant amounts of water in the carbonatite, which will need to be pumped out of the formation to facilitate a mining operation. Water quality analyses have demonstrated that this water will have elevated temperature and salt content when compared to other water resources in the area. While the Issuer has developed proposals to manage the water through treatment and/or discharge, there is a risk that the costs associated with these management practices will negatively impact the Elk Creek Project’s overall economics. There is no guarantee that the permits needed for the treatment and/or discharge of the water will be issued by the state of Nebraska or the ACOE, nor is there any guarantee that such permits will be issued in a timely fashion. Similarly, the Issuer is continuing to evaluate the overall water balance for the Project to determine if there is an excess amount of water in addition to the mine water that would need to be treated and/or discharged. There is no guarantee that the permits needed for the treatment and/or discharge of waste water will be issued by the state of Nebraska or the ACOE, nor is there any guarantee that such permits will be issued in a timely fashion.

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A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration, metallurgical development and, if warranted, Project development operations. The shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We have entered into offtake agreements related to our Elk Creek Project, and may enter into joint ventures or partnership arrangements, including additional offtake agreements, with other parties in relation to the exploration, development, and production of certain of the properties in which we have an interest. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including the Elk Creek Project, the joint ventures, if any, or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of the Common Shares.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including our Chief Executive Officer and President of our operating subsidiary. The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors.

We are a Canadian corporation and, as a result, it may be difficult or impossible for an investor to do the following:

•	enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Issuer; or

•	bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Issuer.

Our results of operations could be affected by currency fluctuations.

Our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars. There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

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Title to our properties may be subject to other claims that could affect our property rights and claims. Certain of our current leases with options to purchase need to be renewed and we cannot guarantee that we will be successful in renewing those leases.

There are risks that title to our properties may be challenged or impugned. Our current Elk Creek Project is located in Nebraska and may be subject to prior unrecorded agreements or transfers or native land claims, and title may be affected by undetected defects. Our current exploration leases with landowners give us an option to purchase property in order to conduct our anticipated mining claims, but the rights of the current owners to sell the property subject to these options may be subject to prior unrecorded or unknown claims to title. We have investigated our rights to explore and exploit the Elk Creek Project resource and, to the best of our knowledge, our rights in relation to lands covering the Elk Creek Project resource are in good standing. However, there may be valid challenges to the title of our properties that, if successful, could impair development and/or operations. Further, we are still in negotiations with certain landholders regarding exploration leases with options to purchase regarding certain sections of property at our Elk Creek Project. If we are unsuccessful in completing these exploration leases we may incur increases costs and difficulties in developing the Elk Creek Project that could affect our results of operations and the value of our Common Shares.

We may be unable to secure surface access or purchase required surface rights.

Although the Issuer acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in some cases it may not thereby acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost, or overall ability to develop any mineral deposits we may locate.

Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes that may result in litigation or other legal claims. We may be required to assert or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

We do not currently insure against all the risks and hazards of mineral exploration, development, and mining operations.

Exploration, development, and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, and periodic interruptions due to inclement or hazardous weather conditions. These risks could result in damage to or destruction of mineral properties, facilities, or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses, and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. We may elect not to insure where premium costs are disproportionate to our perception of the relevant risks. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

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Risk Related to Our Debt Securities

In the event of certain breaches with our Secured Creditors, our assets may be affected.

We have, pursuant to the Lind Agreement and in connection with the Smith Loan, granted security interests to Lind and Mark Smith (respectively, the “Secured Creditors”) over all of the assets of the Issuer in consideration of the debt facilities provided by each Secured Creditor. In the event of certain breaches of the Lind Agreement, and the terms of the Smith Loan, one or both of the Secured Creditors may be entitled to execute on their security and seize or retain our assets, including the shares of 0896800 and ECRC, as well as any assets of either subsidiary. Certain rights of each of the Secured Creditors to execute on their security are subject to notice and cure provisions in respect of default by us; however, any such exercise could materially damage our value and our ability to retain or progress development of the Elk Creek Project.

The level of our indebtedness from time to time could impair our ability to obtain additional financing.

From time to time we may enter into transactions to acquire assets or the shares of other companies or to fund development of the Elk Creek Project. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Our articles do not limit the amount of indebtedness that we may incur. Our indebtedness could impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise. Our ability to service our debt obligations will depend on our future operations and ability to access equity capital, which are subject to prevailing industry conditions and other factors, many of which are beyond our control.

Risks Related to the Common Shares

We believe that we may be a “passive foreign investment company” for the current taxable year, which may result in materially adverse United States federal income tax consequences for United States investors.

We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. United States shareholders should be aware that we believe we were classified as a PFIC during our tax year ended June 30, 2016, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years. If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the shareholder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to the Common Shares. A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amount to our shareholders. A U.S. shareholder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations.” Each U.S. shareholder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

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Our Common Share price may be volatile and as a result our shareholders could lose all or part of their investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the Common Shares:

•	Disappointing results from our exploration/development efforts;
•	Disappointing results of any feasibility study;
•	Decline in demand for Common Shares;
•	Downward revisions in securities analysts’ estimates or changes in general market conditions;
•	Investor perception of our industry or our prospects; and
•	General economic trends.

In the last 12 months, the price of our stock on the TSX has ranged from a low of $0.53 to a high of $1.13. In addition, stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Common Shares. As a result, you may be unable to sell any Common Shares you acquire at a desired price.

We have never paid dividends on the Common Shares.

We have not paid dividends on the Common Shares to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends with respect to the Common Shares will depend on our ability to successfully develop one or more properties and generate earnings from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends on Common Shares will depend upon our earnings, our then-existing financial requirements, and other factors, and will be at the discretion of the Board.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per Common Share if we issue additional employee/Director/consultant options or if we sell additional Common Shares to finance our operations.

In order to further expand the Issuer’s operations and meet our objectives, any additional growth and/or expanded exploration and development activities will likely need to be financed through sale of and issuance of additional Common Shares or convertible securities, including, but not limited to, raising funds to explore and develop the Elk Creek Project. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration/development programs, we may also need to issue additional Common Shares or convertible securities to finance future acquisitions, growth, and/or additional exploration/development programs of any or all of our projects or to acquire additional properties. We will also in the future grant to some or all of our Directors, officers, and key employees and/or consultants options to purchase Common Shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional Common Shares will, cause our existing shareholders to experience dilution of their ownership interests.

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If we issue additional Common Shares or convertible securities or decide to enter into equity lines of credit or joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Issuer will be diluted and investors may suffer dilution in their net book value per Common Share depending on the price at which such securities are sold.

We are subject to the continued listing criteria of the TSX and our failure to satisfy these criteria may result in delisting of the Common Shares.

The Common Shares are currently listed on the TSX. In order to maintain the listing, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, the TSX may delist the securities of any issuer if, in the TSX’s opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of TSX; or if any other event occurs or any condition exists which makes continued listing on the TSX, in the opinion of the TSX, inadvisable.

If the TSX delists the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Shares, reduced liquidity, decreased analyst coverage of the Issuer, and an inability for us to obtain additional financing to fund our operations.

The issuance of additional Common Shares may negatively impact the trading price of our securities.

We have issued Common Shares and other convertible securities and debt securities in the past and will continue to issue same to finance our activities in the future. In addition, outstanding options, warrants, and broker warrants to purchase Common Shares may be exercised, resulting in the issuance of additional securities. The issuance by us of additional Common Shares would result in dilution to our shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Shares.

MINERAL PROJECTS

Mineral Properties

As at June 30, 2016, and as of the date of this AIF, the Issuer’s material mineral property is the Elk Creek Property. As at June 30, 2016, and as of the date hereof, the most recent technical report on the Elk Creek Project was the October 2015 PEA. Readers are encouraged to review the October 2015 PEA, which is available under the Issuer’s profile on SEDAR.

DIVIDENDS

NioCorp has no fixed dividend policy and has not declared any dividends on its Common Shares since its incorporation. NioCorp intends to retain its earnings, if any, to finance growth and expand its operations and does not anticipate paying any dividends on its Common Shares in the foreseeable future. Subject to the BCBCA, the actual timing, payment and amount of any dividends declared and paid by the Issuer will be determined by and at the sole discretion of NioCorp’s Board of Directors from time to time based upon, among other factors, the Issuer’s cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and exploration, and such other considerations as the Board of Directors in its discretion may consider or deem relevant.

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DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

NioCorp’s authorized capital consists of an unlimited number of Common Shares without par value. As at June 30, 2016, there were 180,467,990 Common Shares issued and outstanding. As of the date hereof there are 181,130,127 Common Shares issued and outstanding.

Voting rights, payment of dividends and distribution of assets upon winding-up

Each Common Share entitles the holder to one vote at all meetings of the Issuer’s shareholders. The holders of the Issuer’s Common Shares are entitled to receive during each year, as and when declared by the Board of Directors, dividends payable in money, property or by the issue of fully-paid Common Shares of NioCorp. If the Issuer is dissolved, wound-up, whether voluntary or involuntary, or there is a distribution of NioCorp’s assets among shareholders for the purpose of winding-up its affairs, the holders of the Issuer’s Common Shares are entitled to receive NioCorp’s remaining property.

Stock Options

The Issuer has in place its Stock Option Plan pursuant to which the directors of the Issuer are authorized to grant options to directors, officers, employees and consultants of the Issuer to purchase up to 10% of the issued and outstanding Common Shares of the Issuer.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed on the Exchange under the symbol “NB”. The following table shows the monthly high and low daily closing prices and total trading volume of Common Shares from July 1, 2015, being the first day of the financial year ended June 30, 2015, to June 30, 2016. The source of the pricing and volume information is from Yahoo Finance.

Date	High ($)	Low ($)	Monthly Volume (no. of Common Shares)
July 2015	0.81	0.61	4,546,000
August 2015	0.84	0.67	3,485,500
September 2015	0.76	0.66	1,561,900
October 2015	0.69	0.60	2,372,800
November 2015	0.66	0.55	2,636,500
December 2015	0.62	0.54	1,601,800
January 2016	0.64	0.53	2,346,800
February 2016	0.88	0.68	3,830,600
March 2016	1.13	0.78	6,836,300
April 2016	1.04	0.90	2,161,300
May 2016	0.93	0.81	1,784,100
June 2016	0.93	0.80	2,347,900

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ESCROWED SECURITIES

To the Issuer’s knowledge, as of June 30, 2016 and as of the date hereof, none of the Issuer’s Common Shares were held in escrow.

DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

The following table sets out the names, city, province or state and country of residence, positions with or offices held with the Issuer, and principal occupation of each of NioCorp’s directors and executive officers, as well as the period during which each has been a director of the Issuer.

As of the date hereof, the directors and officers of the Issuer owned and control, directly and indirectly, 19,373,634 Common Shares, representing 10.70% of the Issuer’s currently issued and outstanding Common Shares. The Issuer notes that the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by its directors and officers, is based upon information provided to the Issuer by individual directors and officers, and is not within the Issuer’s knowledge.

The term of office of each Director of NioCorp expires at the annual general meeting of shareholders each year.

The following information is as of June 30, 2016:

Name, Position and Province/State and Country of Residence (1)	Principal Occupation During the Past Five Years (1)	Director/Officer Since	Current principal occupation, if other than as a director and officer of the Issuer(1)
Mark Smith(4) Highlands Ranch, Colorado USA Chief Executive Officer, President and Executive Chairman	See detailed description below.	September 23, 2013	Principal occupation is as a director and officer of the Issuer, and as a director and officer of Largo Resources Ltd. (TSXV:LGO).

John Ashburn Lone Tree, Colorado USA Vice President, General Counsel and Corporate Secretary	See detailed description below.	April 2, 2015	Principal occupation is as a director and officer of the Issuer.

Scott Honan Centennial, Colorado USA Vice President Business Development and President, Elk Creek Resources Corp. (ECRC)	See detailed description below.	May 6, 2014	Principal occupation is as an officer of the Issuer.

Neal Shah Superior, Colorado USA Chief Financial Officer	See detailed description below.	September 2, 2014	Principal occupation is as an officer of the Issuer.

Jim Sims Golden, Colorado USA Vice President of External Affairs	See detailed description below.	November 2, 2015	Principal occupation is as an officer of the Issuer and as Director of Investor and Public Relations for IBC Advanced Alloys Corp. (TSXV:IB).

Joseph Carrabba(3) (4) Key Largo, Florida USA Lead Director	See detailed description below.	December 15, 2014	See detailed description below.

David Beling(4) Grand Junction, Colorado USA Director	See detailed description below.	June 6, 2011	See detailed description below.

Joseph Cecil(2) Laguna Niguel, California USA Director	See detailed description below.	November 14, 2014	Management consultant.

Anna Castner Wightman(2) (4) Omaha, Nebraska USA Director	See detailed description below.	February 23, 2016	See detailed description below.

Michael Morris(2)(3) San Luis Obispo, California USA Director	See detailed description below.	July 28, 2014	See detailed description below.

(1)	The information in this column is not within the knowledge of the Issuer, and has been individually provided by the respective directors and officers.
(2)	Member of the Audit Committee as of the date hereof.
(3)	Member of the Compensation Committee as of the date hereof.
(4)	Member of the Corporate Responsibility Committee as of the date hereof. This committee was established by the Board of Directors on August 27, 2015.

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Biographies of Selected Directors and Executive Officers

Mark Smith – Director, President, and Chief Executive Officer

Mr. Smith has 36 years of experience in operating, developing, and financing mining and strategic materials projects in the Americas and abroad. In September 2013, he was appointed CEO and a Director of NioCorp. Mr. Smith also serves as the President and Chief Executive Officer for Largo Resources Ltd., a mineral company with an operating property in Brazil and projects in Brazil & Canada. From October 2008 through December 2012, Mr. Smith served as Chief Executive Officer and Director of Molycorp, where he was instrumentally involved in taking it from a private company to a publicly traded company with a producing mine. From November 2011 through May 2015, he served on the Board of Directors at Avanti Mining (TSXV: AVT, Avanti Mining changed its name to AlloyCorp Mining Inc. in early 2015). From December 2012 through September 2013, he served as the Managing Director of KMSmith LLC where he served as a consultant.

Prior to Molycorp, he held numerous engineering, environmental, and legal positions within Unocal Corporation (“Unocal”) and later served as the President and Chief Executive Officer of Chevron Mining Inc. (“Chevron”), a wholly-owned subsidiary of Chevron Corporation. Mr. Smith also served for over seven years as the shareholder representative of CBMM, a private company that currently produces approximately 85% of the world supply of Niobium. During his tenure with Chevron, Mr. Smith was responsible for Chevron’s three coal mines, one molybdenum mine, a petroleum coke calcining operation and the Mountain Pass mine. At Unocal, he served as the Vice-President from June 2000 to April 2006, and managed the real estate, remediation, mining, and carbon divisions. Mr. Smith is a Registered Professional Engineer and serves as an active member of the State Bars of California and Colorado. He received his Bachelor of Science degree in Agricultural Engineering from Colorado State University in 1981 and his Juris Doctor, cum laude, from Western State University, College of Law, in 1990.

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Neal Shah – CFO

Mr. Shah joined NioCorp in September 2014 as Vice President of Finance, and now serves as the Issuer’s CFO. Mr. Shah served as Finance Manager at Covidien Ltd., based out of the company’s Boulder, CO office from May 2014 through September 2014. From April 2011 until May 2014, he held the positions of Senior Manager of Corporate Development and M&A and more recently the Director of Strategy and Business Planning at Molycorp's corporate offices in Greenwood Village, CO. Mr. Shah graduated from the University of Colorado with a BSc in Mechanical Engineering in 1996, and from Purdue University with an MBA in 2002. Since the completion of his MBA, Mr. Shah also held key finance roles with Intel Corporation and IBM.

Scott Honan – Vice President, Business Development and President of Elk Creek Resources Corp.

Mr. Honan joined NioCorp in May 2014 and now serves as Vice President, Business Development. He also serves as President of Elk Creek Resources Corporation (“ECRC”), the NioCorp subsidiary that is developing the Elk Creek Project in Nebraska. Prior to his work at NioCorp, Mr. Honan served in several leadership capacities at Molycorp from February 2001 - May 2014, including as Vice President Health, Environment, Safety and Sustainability, General Manager and Environmental Manager. With over 23 years of experience in the gold and rare earth industries, Mr. Honan is a graduate of Queen’s University in Mining Engineering in both Mineral Processing (B.Sc. Honors) and Environmental Management (M.Sc.) disciplines.

Jim Sims - Vice President, External Affairs

Mr. Sims has more than 25 years of experience in devising and executing marketing, media relations, public affairs, and investor relations operations for companies in the mining, chemical, manufacturing, utility, and renewable energy sectors. He joined NioCorp in November 2015, after serving for more than five years as Director (and then Vice President) of Corporate Communications for Molycorp from March 2010 through November 2015. Jim also serves as Director of Investor and Public Relations for IBC Advanced Alloys Corp. Jim was President and CEO of Policy Communications, Inc. from 1998 – 2010, and served as White House Director of Communications for the Energy Policy Development Group. A former U.S. Senate Chief of Staff, he is the co-founder and former Executive Director of the Geothermal Energy Association, and he has served as Board Chairman of the Rare Earth Technology Alliance. He is an honors graduate of Georgetown University.

John Ashburn – Vice President, General Counsel and Corporate Secretary

An attorney with 35 years of experience, including 25 years in extractive industries, Mr. Ashburn joined NioCorp in January 2015 and was appointed to Vice President, General Counsel and Corporate Secretary on April 2, 2015. He served as Vice President, Chief Legal Officer and a member of the Board of Directors of Simbol, Inc., a privately held development stage lithium production company, from May 2013 – January 2015, and was Executive Vice President and General Counsel of Molycorp from December 2008 – April 2013. Prior to that, he held senior legal positions with Chevron and Unocal. Mr. Ashburn holds a Juris Doctorate from Northern Illinois University, School of Law.

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Joseph Carrabba – Lead Director

Mr. Carrabba served as the Chairman, President and Chief Executive Officer of Cliffs Natural Resources Inc., a publicly-held international mining and natural resources company, from September 2006 until his retirement in November 2013. From 2013 until the present day, he has served as CEO of Irati Energy, a private mining company in Brazil, and as a corporate director and consultant. Prior to joining Cliffs Natural Resources Inc., Mr. Carrabba gained broad experience in the mining industry throughout Canada, the United States, Asia, Australia and Europe. He was the former General Manager of Weipa Bauxite Operation of Comalco Aluminum and served in a variety of leadership capacities at Rio Tinto, a global mining company, including as President and Chief Operating Officer of Rio Tinto’s Diavik Diamond Mines, Inc. Mr. Carrabba is also a director of Newmont Mining Corporation, TimkenSteel Corporation, Key Bank and the Aecon Group. He holds a bachelor’s degree in geology from Capital University and his MBA from Frostburg State University in Maryland.

Michael Morris – Director

Mr. Morris is currently Chairman of the Board of Heritage Oaks Bankcorp. He joined Heritage Oaks’ Board in January 2001 and assumed the Board chairmanship in 2007. In addition, Mr. Morris has worked since 1972 at Andre, Morris & Buttery, a professional law corporation, where he now serves as Senior Principal and Chairman of the Board. From 2000 to late 2006, Mr. Morris served on the board of Molycorp, which at the time was a wholly owned subsidiary of Unocal and then Chevron. Mr. Morris was the only independent director of Molycorp at that time. Mr. Morris is a graduate of Georgetown University and received his law degree from the University of the San Francisco School of Law. He has practiced business and environmental law for over 40 years. Mr. Morris served as a member of the Board of Governors and Vice President of the State Bar of California. He served as a 1st Lieutenant in the U.S. Army from 1970 to 1972.

David Beling – Director

Mr. Beling is a Registered Professional Mining Engineer with 52 years of experience and has been on the board of directors of 14 mining companies starting in 1981. He is President, CEO, CFO and director of Bullfrog Gold Corp. since July 2011 and was the Executive Vice President and Chief Operating Officer of Geovic Mining Corp. from 2004 to 2010. Mr. Beling has examined, significantly reviewed or been directly involved with 88 underground mines, 131 open pit mines and 164 process plants in the global metal, energy and industrial mineral sectors. Employment included 14 years with five majors, then 38 years of employment and consulting for 25 junior mining companies.

Joseph D. Cecil – Director

Mr. Cecil served as Vice President and Comptroller of Unocal from December 1997 until 2005. From 2005 until the present day, Mr. Cecil has been self-employed. He also served as Unocal’s Principal Accounting Officer. During 1997, Mr. Cecil was Comptroller, International Operations of Unocal. He was Comptroller of the 76 Products Company from 1995 until the sale of the West Coast refining, marketing and transportation assets in March 1997. Mr. Cecil also served on the Board of Directors for Molycorp.

Anna Castner Wightman – Director

A sixth generation Nebraskan and a graduate of Nebraska Wesleyan University, Ms. Wightman serves as Vice President of Government Relations for First National Bank of Omaha, Nebraska, a position she has held since 2000. Prior to that, she worked for the Greater Omaha Chamber of Commerce and served in the U.S. Congress for former Congressman Bill Barrett and former Congresswoman Virginia Smith, both of whom represented the 3rd Congressional District of Nebraska. Anna serves on the Boards of Directors of the Nebraska Chamber of Commerce, Rose Theater for Performing Arts, and Joslyn Castle.

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Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director or executive officer of the Issuer is, as at the date of this AIF, or was within 10 years before the date of this AIF, a director, Chief Executive Officer or Chief Financial Officer of any company (including the Issuer), that:

(a)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer, or

(b)	was subject to an order that was issued after the director or executive officer ceased to be a director, Chief Executive Officer or Chief Financial Officer and which resulted from an event that occurred while that person was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer,

No director or executive officer of the Issuer, or a shareholder holding a sufficient number of securities of the Issuer to affect materially the control of the Issuer:

(a)	is, as at the date of this AIF, or has been within the 10 years before the date of this AIF, a director or executive officer of any company (including the Issuer) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder,

No director or executive officer of the Issuer, or a shareholder holding a sufficient number of securities of the Issuer to affect materially the control of the Issuer, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision,

Conflicts of Interest

Conflicts of interest may arise as a result of the directors and officers of NioCorp also holding positions as directors or officers of other companies. Some of the Issuer’s directors and officers have been and will continue to be engaged in the identification and evaluation of assets, businesses, and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers will be in direct competition with NioCorp. Conflicts, if any, will be subject to the procedures and remedies provided under the BCBCA.

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PROMOTERS

No person will be, or has been within the two most recently completed financial years or during the current financial year, a promoter of NioCorp.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best knowledge of NioCorp’s management, no (a) director or executive officer of the Issuer; (b) person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of any class or series of the Issuer’s outstanding voting securities; or (c) an Associate or Affiliate of any of the persons or companies referred to in paragraphs (a) or (b), had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect the Issuer, except as noted below.

Mark Smith is a director and officer of the Issuer, and beneficially owns and controls greater than 10% of the Issuer’s Voting Shares. The following are a summary of the transactions of the Issuer in which Mr. Smith had a material interest in the financial years ended June 30, 2014, 2015 and 2016:

1.	Mark Smith acquired 3,400,000 Common Shares of the Issuer under a private placement closed October 21, 2013;

2.	Mark Smith acquired 3,400,000 Common Shares of the Issuer under a private placement closed December 23, 2013;

3.	Mark Smith acquired 2,882,483 Common Shares of the Issuer under a private placement closed March 19, 2014;

4.	Mark Smith acquired 4,132,232 2014 Special Warrants under the 2014 Offering;

5.	Mark Smith completed a loan to the Issuer in the amount of US$1,500,000 on June 17, 2015 (the “Loan”);

6.	On July 1, 2015, the Issuer entered into a non-revolving credit facility agreement (collectively, with the Loan above, the Smith Loans) in the amount of US$2.0 million with Mark Smith and completed a drawdown of $0.5 million on that day, and an additional US$0.1 million was drawn under the credit facility on December 2, 2015. A total indebtedness of US$2.1 million was outstanding as of December 31, 2015. Both arrangements bear an interest rate of 10%, are secured by the Issuer’s assets pursuant to a general security agreement, and are subject to both a 2.5% establishment fee and 2.5% prepayment fee. On January 13, 2016, the Issuer repaid US$1.1 million of the outstanding Smith Loans, representing 100% of amounts drawn down under the credit facility, plus US$0.5 million of the amount due under the Loan. During the year ended June 30, 2016, US$108,000 of interest was paid under the Smith Loans, with US$53,000 remaining payable as of June 30, 2016; and

7.	Mark Smith acquired 115,000 January Units pursuant to the closing of the Issuer’s January 2016 private placement, announced January 19, 2016.

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TRANSFER AGENT AND REGISTRAR

NioCorp’s registrar and transfer agent for its Common Shares is Computershare Investor Services Inc., of 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9.

MATERIAL CONTRACTS

The following is a complete list of the material contracts of the Issuer during the financial year ended June 30, 2016, and from June 30, 2015 to the date hereof:

1.	The Elk Creek Leases held by ECRC comprise a series of agreements with individual property owners in the form of a five-year pre-paid lease on the underlying mineral rights. The agreements contain a pre-determined buyout figure for permanent ownership of the mineral rights, and in certain instances, include an option to acquire surface rights. The option to exercise the purchase option lies entirely with the Issuer. All Elk Creek Leases that cover the mineral resource associated with the Project were renegotiated during the fiscal year ended June 30, 2015, on substantially identical terms, for a period of five years. However, only two of the Elk Creek Leases are leases upon which the business is substantially reliant.

2.	On November 10, 2014, the Issuer entered into a Warrant Indenture with Computershare Trust Company of Canada in respect of the 2014 Warrants.

3.	On December 12, 2014 the Issuer entered into the Offtake Agreement with ThyssenKrupp Metallurgical Products GmbH. For more information see “General Development of the Business – Three Year History - Three Year History of Material Corporate Agreements”.

4.	On February 27, 2015, the Issuer entered into a Warrant Indenture with Computershare Trust Company of Canada in respect of the 2015 Warrants.

5.	On December 14, 2015 the Issuer entered into the Lind Agreement with Lind in respect of the Convertible Security financing.

6.	On June 13, 2016, the Issuer entered into the CMC Agreement with CMC.

INTERESTS OF EXPERTS

For a complete list of persons or companies named as having prepared or certified a statement or report related to the technical development or exploration of the Elk Creek Project, please refer to the Technical Report 1, Technical Report 2, September 2015 PEA and October 2015 PEA, available on SEDAR.

BDO USA LLP, Certified Public Accountants of Spokane, Washington were NioCorp’s external auditors for the financial year ended June 30, 2016 and audited the financial position of the Issuer and its subsidiaries as of June 30, 2016 and 2015, and the results of operations and cash flows for the three years the ended June 30, 2016.

To NioCorp’s knowledge, none of these entities (or designated professionals of the entities) or individuals holds, directly or indirectly, more than 1% of the Issuer’s issued and outstanding Common Shares. Based on information provided by the experts, none of the experts named above, when or after they prepared the statement, report or valuation, has received any registered or beneficial interests, direct or indirect, in any securities or other property of NioCorp or of one of NioCorp’s Associates or Affiliates or is or is expected to be elected, appointed or employed as a director, officer or employee of NioCorp or of any Associate or Affiliate of NioCorp.

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ADDITIONAL INFORMATION

Additional financial information relating to the Issuer may be found on SEDAR at www.sedar.com.

Additional information relating to the Issuer, including directors’ and officers’ remuneration and indebtedness, principal holders of NioCorp’s securities, and securities authorized for issuance under equity compensation plans is contained in the Issuer’s January Circular, available on SEDAR at www.sedar.com. Additional financial information is provided in NioCorp’s financial statements and related MD&A for its financial year ended June 30, 2015.

Jeff Osborn, BSc Mining, MMSAQP of SRK, a Qualified Person as defined by National Instrument 43-101, has overall responsibility for SRK portions of October 2015 PEA, mine plan resource, and resource estimation and has read and approved the technical information contained in this AIF.

Eric Larochelle, B.Eng, SMH Process Innovation, a Qualified Person as defined by National Instrument 43-101, is responsible for the Elk Creek Project hydrometallurgical and mineral processing programs and has read and approved the technical information contained in this AIF.

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